Exhibit 4.11

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (“Agreement”) is made this 19th day of December 2018 (“Effective Date”) by and between:

Opay Digital Services Limited, a limited liability company organized under the laws of Hong Kong with registration number 2600029 (“Seller”); and

Opera Limited, a limited liability company organized under the laws of the Cayman Islands with registration number MC-334317 (“Buyer”).

Buyer and the Seller are referred to herein each as a “Party” and collectively as the “Parties”.

1.	BACKGROUND

1.1

Seller has full title and interest in one-hundred percent of the shares (“Shares”) in TenSpot Pesa Limited, a limited liability company organized under the laws of Hong Kong with registration number 2612582 (“Company”).

1.2	Seller wishes to sell and the Buyer wishes to purchase the Shares. This Agreement sets out the terms and conditions upon and subject to which the Buyer will buy the Shares from the Seller.

2.	SALE AND PURCHASE

2.1

The Seller hereby sells, conveys, assigns, transfers and delivers the Shares to the Buyer and the Buyer hereby buys, purchases and acquires the Shares from the Seller. The Seller shall transfer the Shares to the Buyer, free of any encumbrances with all rights and obligations related to the Shares. Title to the Shares shall pass to the Buyer on the Effective Date of this Agreement.

2.3

Seller shall, from time to time, at the Buyer’s request, execute and deliver, or cause to be executed and delivered, such further instruments of conveyance, assignment and transfer or other documents, and perform such further acts and obtain such further consents, as the Buyer may reasonably require in order to fully effect the conveyance and transfer to Buyer or its designees of the Shares and the other transactions contemplated by this Agreement.

3.	CONSIDERATION

In exchange for the transfer of the Shares, the Parties have agreed upon a purchase price at fair market value, settled in cash. The consideration for the Shares shall be USD 9,500,000.00 (“Purchase Price”).

4.	WARRANTIES OF SELLER

4.1	Seller hereby represents and warrants that:
a.

Seller has the requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations under this Agreement. This Agreement has been duly entered into by the Seller and constitutes valid and binding obligations of the Seller.

b.	No filing or registration with, or permit from, any governmental body is necessary in connection with this Agreement.
c.

Neither the execution and delivery, nor the performance, of this Agreement will: (a) result in any liability on or loss of any benefit for the owner of the Shares; or (b) cause any encumbrance to be established on the Shares.

d.	The transfer of Shares in the Company is not opposable by any third parties.
e.	The Company is a private limited liability company duly organized and validly existing under the laws of Hong Kong.
f.	The Shares are owned beneficially and registered in the name of the Seller.

g.

The OKash platform and client software application described in Schedule 1 (“OKash Technology”) are an original creation of Seller. All intellectual property rights and title in and to the OKash Technology have been duly assigned and transferred to Company.

h.	No third party has any interest in or to the OKash Technology, and Buyer or Company’s use of the OKash Technology does not infringe the intellectual property rights of any third party.
i.

No person has any options, convertible securities or other rights which require or may require the Company to issue any new shares, equity interests or securities of any kind and the Company has not passed any resolution to issue any new shares, equity interests or securities of any kind.

j.	The Company has and is currently carrying out its business in compliance with all applicable laws and required permits.

4.2	Seller makes the warranties set out above as of the Effective Date.

4.3	Seller shall compensate Buyer for any loss which Buyer suffers or incurs as a result of any breach of any of Seller's warranties.

5.	LIMITATIONS OF LIABILITY

5.1	Seller shall have no liability for a breach of the Seller's warranties unless the Buyer has notified the Seller of such claim on or before the date falling one year after the Effective Date.

5.2	Seller's liability for any breach of any of the Seller's warranties shall not in any event exceed the Purchase Price.

6.	CONFIDENTIALITY

6.1	Except as otherwise stated in this Agreement:

(i)

each of the Parties shall treat as strictly confidential the existence and contents of this Agreement and all information regarding the discussions and negotiations between the Parties in connection with this Agreement;

(ii)	Seller shall treat as strictly confidential any information relating to Buyer which it has received from Buyer or any representative of the Buyer in connection with this Agreement;

(iii)	Buyer shall treat as strictly confidential any information relating to Seller which it has received from Seller or any representative of the Seller in connection with this Agreement; and

(iv)	Seller shall treat as strictly confidential all information relating to the Transferred Assets.

6.2	This clause 6 shall remain in force for a period of 3 years from the date of this Agreement.

7.	GOVERNING LAW AND DISPUTE RESOLUTION

7.1	This Agreement is governed by and construed in accordance with Norwegian law without giving effect to any choice or conflict of law provision or rule (whether of Norway or of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Norway.

7.2	Any dispute or claim arising out of or in connection with this Agreement, including any dispute regarding its existence or validity, shall be resolved on accordance with the provisions of the Norwegian Arbitration Act dated 14 May 2004, no. 25 (as amended or replaced). The arbitral proceedings shall be conducted on Oslo in English language.

8.	MISCELLANEOUS

8.1	This Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

8.2	This Agreement may only be amended in a writing executed by authorized representatives of each of the Parties.

8.3	This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and which, together, shall constitute one and the same instrument.

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[Signature page to follow]

Acknowledged and Agreed:

On behalf of Opay Digital Services Limited:

Signature: /s/ Rian P. Cochran Name: Rian P. Cochran Title: Director

On behalf of Opera Limited:

Signature: /s/ Frode Jacobsen Name: Frode Jacobsen Title: CFO

Schedule 1

Description of OKash Technology

The OKash Technology is a micro-lending services delivery platform based on a client-server architecture.

Easy to use mobile application:

The OKash Technology provides an easy-to-use loan application experience via a mobile client software application. Via the client application, the end-user can register and request a loan in only a few easy steps. If the end-user is identified as a qualified borrower, the loan is disbursed in minutes.

Credit scoring algorithm:

The entire OKash registration and loan application process is entirely automated. Credit decisions and loan applications are processed by a machine learning algorithm which conducts credit scoring of end-users based on multiple data sources. Based on the data collected, the algorithm calculates a credit score as well as sets lending limits and offered interest rates in minutes.

The OKash Technology more particularly includes:

-	The OKash client application for Android;
-	The OKash server code;
-	The “OKash” trademark (unregistered) and the following product icons (unregistered):

a.	Product icon one:

b.	Product icon two:

c.	Product icon three: